Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
August 5, 2013	CONTACT DAVID A. BOCHNOWSKI
219-853-7575

Benjamin Bochnowski Appointed Executive Vice-President, Chief Operating Officer of the NorthWest Indiana Bancorp and Peoples Bank

Munster, IN - NorthWest Indiana Bancorp announced today that Benjamin Bochnowski has been named Executive Vice-President and Chief Operating Officer of the Bancorp as well as its operating subsidiary, Peoples Bank.

“In his new position, Ben will lead the execution of the Bank’s strategic plan by our talented, forward-looking management team. He will provide oversight for day-to-day banking activities, with all operating units of the Bank reporting directly to him. In addition, Ben will coordinate with the Chairman and CEO in the overall administration of the Bank,” said David A. Bochnowski, chairman and chief executive officer.

Since joining Peoples in 2010, Bochnowski has had bank-wide responsibility for project management, strategic planning and enterprise risk management. Prior to his appointment, Ben held the position of Senior Vice President, Strategy and Risk. He earned a bachelor’s degree from the University of Michigan, followed by an MBA from ESADE business school in Barcelona, Spain. ESADE has been consistently ranked as a top global center of management education focusing on collaborative leadership. He speaks Spanish, and is a graduate of the American Bankers Association’s Stonier Graduate School of Banking with a Leadership Certificate from the Wharton School at the University of Pennsylvania.

“There has always been a strong tradition of leadership at Peoples Bank. I am proud and excited to be joining that tradition with the Bank’s current management team as we build value for all of the Bank’s stakeholders—our customers, employees, the communities we serve and our shareholders,” said Benjamin Bochnowski.

“Ben’s promotion was unanimously approved by the Board of Directors as part of the Bank’s long-term management succession planning process. The Board recognized Ben’s vision, talent, and passion for community banking along with his proven track record of performance. In addition, he becomes the fourth generation of the Bochnowski family to serve our community, and he will uphold the Bank’s ongoing commitment to help consumers and small business owners throughout Northwest Indiana achieve their financial goals,” David A. Bochnowski said.

Ben Bochnowski volunteers with the Boys & Girls Club and the Volunteer Income Tax Assistance (VITA) Program for low-income individuals. He is a board member at the Dunes National Park Association, and will act as a mentor for the Entrepreneurship Bootcamp for Veterans at Purdue University this fall.